Exhibit 99.1

August 14, 2024

COMPANY CONTACT:

FutureFuel Corp.

Thomas McKinlay

(314) 854-8352

www.futurefuelcorporation.com

FutureFuel Announces Appointment of New Director

CLAYTON, Mo. (August 14, 2024) -- FutureFuel Corp. (NYSE: FF) (“FutureFuel” or the “Company”), a manufacturer of custom and performance chemicals and biofuels, announced today that its Board of Directors (the “Board”) appointed Richard P. Rowe effective August 13, 2024 as a Class B member of the Board until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Mr. Rowe has served as President of RPR Global Solutions, LLC, an advisory firm that provides advisory services to companies in the specialty chemicals and materials industries, since February 2022. After serving in various leadership positions for over 20 years at Arkema, S.A., a multi-national manufacturer of specialty materials and chemicals, Mr. Rowe served as President and Chief Executive Officer of Arkema Inc., a North American subsidiary of Arkema S.A., from July 2015 through November 2021, and served on the boards of various subsidiaries of Arkema S.A., such as Arkema Mexico Arkema Canada, and Bostik Inc., and Arkema joint ventures such as Arkema-Yoshitomi (Japan), Nitta-Findley (Japan), and Seki-Arkema (Korea). Mr. Rowe chaired the Global Fluorochemical Producers Forum and served on the American Chemistry Council Board as well as its Responsible Care and Sustainability committees for more than six years. Mr. Rowe serves as Vice President of Pediatric Pharmaceuticals and also as Vice President of Club Longboat Beach & Tennis.

There are no arrangements between Mr. Rowe and any other person pursuant to which he was elected to serve as a director. There are no previous transactions between Mr. Rowe and the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Rowe will be compensated in accordance with the director compensation arrangements for 2024, pro-rated for his first year of service, as described in the Company’s Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission on March 14, 2024 under the heading “Compensation of Directors.”

Mr. Rowe will also be granted an option to purchase 10,000 shares of the Company’s common stock under the Company’s 2017 Omnibus Incentive Plan which will expire in August 2029. In connection with this award, Mr. Rowe entered into an Award Agreement dated August 13, 2024.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products, specialty chemical products, and biofuel products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom chemicals”), as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel's custom chemicals product portfolio includes proprietary intermediates for major chemical companies and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel. Please visit www.futurefuelcorporation.com for more information.